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                                                                 EXHIBIT 11.1


                         LANDSTAR SYSTEM, INC. AND SUBSIDIARY
                       CALCULATION OF EARNINGS PER COMMON SHARE
                       (In thousands, except per share amounts)
                                       (Unaudited)
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                                                           Thirty Nine                        Thirteen
                                                           Weeks Ended                      Weeks Ended
                                                  ---------------------------     ---------------------------
                                                      Sept 23,       Sept 25,          Sept 23,      Sept 25,
                                                          2000           1999              2000          1999
                                                  ------------   -------------    -------------   -----------


Earnings available for earnings per share:


Net income                                        $     29,292   $     30,304     $     11,516   $     12,074
                                                  ============   ============     ============   ============


Average number of common shares outstanding              8,909         10,149            8,677          9,954
                                                  ============   ============     ============   ============



Earnings per common share                         $       3.29   $       2.99     $       1.33   $       1.21
                                                  ============   ============     ============   ============

                                       22

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